FOR IMMEDIATE RELEASE

MEDIA CONTACT:	Joe Bass, 615-743-8219
FINANCIAL CONTACT:	Harold Carpenter, 615-744-3742
WEBSITE:	www.pnfp.com
PNFP REPORTS DILUTED EPS OF $1.71, ROAA OF 1.39% AND ROTCE OF 16.13% FOR 4Q2021
Year-over-year loan growth of 4.4%; excluding impact of PPP, loan growth was 11.7%

NASHVILLE, TN, Jan. 18, 2022 - Pinnacle Financial Partners, Inc. (Nasdaq/NGS: PNFP) reported net income per diluted common share of $1.71 for the quarter ended Dec. 31, 2021, compared to net income per diluted common share of $1.42 for the quarter ended Dec. 31, 2020, an increase of approximately 20.4 percent. Net income per diluted common share was $6.75 for the year ended Dec. 31, 2021, compared to net income per diluted common share of $4.03 for the year ended Dec. 31, 2020, an increase of 67.5 percent.

	Three Months Ended			Year Ended
	December 31, 2021	September 30, 2021	December 31, 2020	December 31, 2021	December 31, 2020
Diluted earnings per common share	$1.71	$1.75	$1.42	$6.75	$4.03
Adjustments:
Investment (gains) losses on sales of securities, net	(0.01)	—	—	(0.01)	(0.01)
Other real estate (ORE) expense	—	—	0.02	(0.01)	0.11
FHLB restructuring charges	—	—	0.14	—	0.20
Hedge termination charges	—	—	0.06	—	0.06
Tax effect of above noted adjustments	—	—	(0.06)	—	(0.09)
Diluted earnings per common share after adjustments	$1.70	$1.75	$1.58	$6.73	$4.30
After considering the adjustments noted in the table above for the three months ended Dec. 31, 2021 and 2020, net income per diluted common share was $1.70 for the three months ended Dec. 31, 2021, compared to $1.58 for the three months ended Dec. 31, 2020, a year-over-year increase of 7.6 percent. Net income per diluted common share adjusted for the items noted in the table above was $6.73 in 2021, compared to $4.30 in 2020, a year-over-year increase of 56.5 percent.

"Despite a volatile and challenging operating environment, 2021 afforded us extraordinary opportunities for outsized growth," said M. Terry Turner, Pinnacle's president and chief executive officer. "Adjusted earnings increased 56.5 percent over last year, our pre-tax and pre-provision revenues were up 16.1 percent year-over-year, and excluding the impact of PPP, we achieved loan growth of nearly 12 percent. Importantly, to bolster our future growth prospects, during 2021 we announced expansion into several new markets, including the Washington D.C. area, and we added 119 revenue producers to our ranks. As we enter 2022, we believe we are well positioned to continue to execute on our rapid growth model."

BALANCE SHEET GROWTH:
Total assets at Dec. 31, 2021 were $38.5 billion, an increase of approximately $3.5 billion from Dec. 31, 2020, reflecting a year-over-year increase of 10.1 percent. A further analysis of select balance sheet trends follows:

	Balances at			Balances at
	December 31, 2021	September 30, 2021	Linked-Quarter Annualized % Change	December 31, 2020	Year-over-Year % Change
Loans	$23,414,262	$23,058,461	6.2%	$22,424,501	4.4%
Less PPP loans	371,118	708,722	(190.5)%	1,798,869	(79.4)%
Loans excluding PPP loans	23,043,144	22,349,739	12.4%	20,625,632	11.7%
Securities and other interest-earning assets	11,046,895	9,538,824	63.2%	8,492,214	30.1%
Total interest-earning assets excluding PPP loans	34,090,039	31,888,563	27.6%	29,117,846	17.1%

Noninterest-bearing deposits(1)	10,461,071	9,809,691	26.6%	7,392,325	41.5%
Interest-bearing core deposits(2)	18,855,840	17,360,676	34.4%	16,118,558	17.0%
Noncore funding	3,452,034	3,778,885	(34.6)%	6,081,358	(43.2)%
Total funding	$32,768,945	$30,949,252	23.5%	$29,592,241	10.7%
(1): Interest-bearing core deposits are interest-bearing deposits, money market accounts, time deposits less than $250,000 and reciprocating time and money market deposits issued through the IntraFi Network.
(2): Noncore funding consists of time deposits greater than $250,000, securities sold under agreements to repurchase, public funds, brokered deposits, FHLB advances and subordinated debt.

"During the fourth quarter, loan growth approximated 6.2 percent annualized when compared to balances at Sept. 30, 2021. After excluding the impact of PPP, loans increased at an annualized rate of 12.4 percent," Turner said. "Replacing PPP revenue is primarily a function of new loan growth in 2022. In that regard, we remain optimistic and believe we have the infrastructure in place, as well as the momentum, to deliver loan growth of 10 to 15 percent in 2022."

PRE-TAX, PRE-PROVISION REVENUES (PPNR):
Pre-tax, pre-provision net revenues (PPNR) for the quarter ended Dec. 31, 2021 were $169.1 million, a increase of $25.9 million from the $143.1 million recognized in the quarter ended Dec. 31, 2020, an annualized growth rate of 72.5 percent.

	Three months ended			Year ended
	December 31,			December 31,
	2021	2020	Annualized % change	2021	2020	% change
Revenues:
Net interest income	$238,763	$220,985	32.2%	$932,401	$821,788	13.5%
Noninterest income	100,723	83,444	82.8%	395,734	317,840	24.5%
Total revenues	339,486	304,429	46.1%	1,328,135	1,139,628	16.5%
Noninterest expense	170,417	161,305	22.6%	660,104	564,455	16.9%
Pre-tax, pre-provision net revenue (PPNR)	$169,069	$143,124	72.5%	$668,031	$575,173	16.1%
Adjustments:
Investment (gains) losses on sales of securities, net	(393)	—	NM	(759)	(986)	NM
FHLB restructuring charges	—	10,307	NM	—	15,168	NM
Hedge termination charges	—	4,673	NM	—	4,673	NM
ORE expense (benefit)	37	1,457	NM	(712)	8,555	NM
Adjusted PPNR	$168,713	$159,561	22.9%	$666,560	$602,583	10.6%

•Revenue per fully diluted common share was $4.47 for the three months ended Dec. 31, 2021, compared to $4.50 for the third quarter of 2021 and $4.03 for the fourth quarter of 2020, a 10.9 percent year-over-year growth rate. Revenue per fully diluted share was $17.49 for the year ended Dec. 31, 2021, compared to $15.06 for the year ended Dec. 31, 2020, a growth rate of 16.1 percent.

•Net interest income for the quarter ended Dec. 31, 2021 was $238.8 million, compared to $237.5 million for the third quarter of 2021 and $221.0 million for the fourth quarter of 2020, a year-over-year growth rate of 8.0 percent. Net interest margin was 2.96 percent for the fourth quarter of 2021, compared to 3.03 percent for the third quarter of 2021 and 2.97 percent for the fourth quarter of 2020.
◦Revenues from PPP loans approximated $15.5 million in the fourth quarter of 2021, compared to $21.2 million in the third quarter of 2021 and $24.6 million in the fourth quarter of 2020. For the year ended Dec. 31, 2021, revenues from PPP loans approximated $85.9 million, compared to $52.3 million for the year ended Dec. 31, 2020.
◦Impacting the firm’s net interest margin in the third and fourth quarters of 2021 and the fourth quarter of 2020 were both the PPP loans and the firm’s decision early in the pandemic to maintain additional on-balance sheet liquidity. The firm estimates its third and fourth quarter 2021 net interest margin was negatively impacted by approximately 17 and 25 basis points, respectively, as a result of PPP loans and additional liquidity, compared to approximately 30 basis points for the fourth quarter 2020.
◦Included in net interest income for the fourth quarter of 2021 was $2.2 million of discount accretion associated with fair value adjustments, compared to $2.8 million of discount accretion recognized in the third quarter of 2021 and $4.4 million in the fourth quarter of 2020. The firm's net interest margin was positively impacted because of fair value adjustment discount accretion by approximately 3 basis points for each of the third and fourth quarters of 2021 and by 6 basis points for the fourth quarter of 2020. There remains $8.6 million of purchase accounting discount accretion as of Dec. 31, 2021.
•Noninterest income for the quarter ended Dec. 31, 2021 was $100.7 million, compared to $104.1 million for the quarter ended Sept. 30, 2021, a linked-quarter annualized decrease of 13.0 percent. Compared to $83.4 million for the fourth quarter of 2020, noninterest income grew 20.7 percent.
◦Wealth management revenues, which include investment, trust and insurance services, were $19.3 million for the fourth quarter of 2021, compared to $17.3 million for the third quarter of 2021, a linked-quarter annualized increase of 48.2 percent. Compared to $14.3 million for the fourth quarter of 2020, wealth management revenues were up 35.4 percent.
◦Income from the firm's investment in BHG was $30.8 million for the quarter ended Dec. 31, 2021, up from $30.4 million for the quarter ended Sept. 30, 2021 and $24.3 million for the quarter ended Dec. 31, 2020.
◦Other noninterest income was $33.2 million for the quarter ended Dec. 31, 2021, compared to $37.2 million for the quarter ended Sept. 30, 2021 and $24.0 million for the quarter ended Dec. 31, 2020, a linked-quarter annualized decrease of 42.4 percent and year-over-year growth of 38.5 percent, respectively. Contributing to the linked-quarter decline was $4.1 million of income from other equity investments during the three months ended Dec. 31, 2021, compared to $8.6 million during the three months ended Sept. 30, 2021 and $1.1 million for the three months ended Dec. 31, 2020. Income from other equity investments for the year ended Dec. 31, 2021 was $23.1 million compared to $1.1 million for the previous year.
•Noninterest expense for the quarter ended Dec. 31, 2021 was $170.4 million, compared to $168.9 million in the third quarter of 2021 and $161.3 million in the fourth quarter of 2020, reflecting a year-over-year increase of 5.6 percent.
◦Salaries and employee benefits were $110.0 million in the fourth quarter of 2021, compared to $112.4 million in the third quarter of 2021 and $90.0 million in the fourth quarter of 2020, reflecting a year-over-year increase of 22.3 percent.

◦Noninterest expense categories, other than salaries and employee benefits, were $60.4 million in the fourth quarter of 2021, compared to $56.4 million in the third quarter of 2021 and $71.3 million in the fourth quarter of 2020, reflecting a year-over-year decrease of 15.3 percent.

“We continue our PPNR focus and are pleased with our PPNR results in 2021,” said Harold R. Carpenter, Pinnacle’s chief financial officer. “As we enter 2022, we believe with the opportunities we have in our new markets, as well as the ongoing recruiting success we are experiencing in our existing markets, we can achieve continued PPNR growth in 2022. That said, PPNR growth in 2022 will be challenging, given our great success with the PPP program in 2020 and 2021, but our goal remains to be a top-quartile performer regardless of the operating environment.
“Our nearly 12 percent growth in loans, excluding PPP, significantly impacted our revenue results for 2021. Strong discipline on deposit pricing, another big year from both BHG and wealth management as well as success with our other equity investments all contributed to an outstanding year for us. Furthermore, we believe our ability to manage our expense base was evident in 2021. Even though our overall headcount increased by 8.0 percent in 2021 and our corporate incentive costs increased from $52.6 million in 2020 to $109.1 million in 2021, we were able to maintain an efficiency ratio of 49.70 percent in 2021 compared to 49.53 percent in 2020."

PROFITABILITY:

	Three months ended			Year ended
	December 31, 2021	September 30, 2021	December 31, 2020	December 31, 2021	December 31, 2020
Net interest margin	2.96%	3.03%	2.97%	3.02%	2.97%
Efficiency ratio	50.20%	49.42%	52.99%	49.70%	49.53%
Return on average assets	1.39%	1.47%	1.24%	1.43%	0.94%
Return on average tangible common equity (TCE)	16.13%	16.98%	15.37%	16.88%	11.53%
Book value per common share	$66.89	$65.36	$61.80	$66.89	$61.80
Tangible book value per common share	$42.55	$40.98	$37.25	$42.55	$37.25

“We remain pleased with our profitability metrics and are optimistic we will be able to continue to successfully execute on our strategy that targets top-quartile peer performance in the years to come,” Carpenter said. “We are very pleased to report a 14.2 percent increase in tangible book value per share between Dec. 31, 2020 and Dec. 31, 2021. That said, while we will maintain our focus on growing earnings, PPNR and tangible book value per share, we will be mindful of pricing discipline as we grow our business in what is shaping up to be a rising rate environment in 2022. Recent changes in the interest rate outlook for 2022, our targeted low- to mid-teen percentage increase in loans for next year, our recent expansion into new markets and our belief that we hope to see incremental deployment of excess liquidity give us reason to be optimistic for the coming year.”

MAINTAINING A STRONG BALANCE SHEET:
•Provision for credit losses was $2.7 million in the fourth quarter of 2021, compared to $3.4 million in the third quarter of 2021 and $9.2 million in the fourth quarter of 2020. Net charge-offs were $8.1 million for the quarter ended Dec. 31, 2021, compared to $9.3 million for the quarter ended Sept. 30, 2021 and $10.8 million for the quarter ended Dec. 31, 2020.

•Nonperforming assets were $40.1 million at Dec. 31, 2021, compared to $55.1 million at Sept. 30, 2021 and $86.2 million at Dec. 31, 2020. The ratio of the allowance for credit losses to nonperforming loans at Dec. 31, 2021 was 833.8 percent, compared to 575.3 percent at Sept. 30, 2021 and 386.1 percent at Dec. 31, 2020.
•Classified assets were $151.3 million at Dec. 31, 2021, compared to $196.3 million at Sept. 30, 2021 and $262.1 million at Dec. 31, 2020.

	Three months ended or as of
	December 31, 2021	September 30, 2021	December 31, 2020
Annualized net loan charge-offs to avg. loans(1)	0.14%	0.16%	0.19%
Nonperforming assets to total loans, ORE and other nonperforming assets (NPAs)	0.17%	0.24%	0.38%
Classified asset ratio (Pinnacle Bank) (2)	4.10%	5.60%	8.10%
Allowance for credit losses (ACL) to total loans	1.12%	1.17%	1.27%
ACL to total loans, excluding PPP	1.14%	1.20%	1.38%
(1): Annualized net loan charge-offs to average loans ratios are computed by annualizing quarterly net loan charge-offs and dividing the result by average loans for the quarter.
(2): Classified asset - Classified assets as a percentage of Tier 1 capital plus allowance for credit losses.

“Our credit performance has been strong for many years, and we believe it should continue as we enter 2022,” Carpenter said. “Our relationship managers and credit officers have done a remarkable job navigating the pandemic and its impact on our borrowers. During 2021, we reduced our allowance for credit losses to total loans (excluding PPP loans) from 1.38 percent at year end 2020 to 1.14 percent at Dec. 31, 2021, a decrease of 24 basis points. Given our anticipated credit performance and the forecasted business climate for 2022, we believe that continued reductions in this ratio are possible at least through the first half of 2022.”

BOARD OF DIRECTORS DECLARES DIVIDENDS AND AUTHORIZES SHARE REPURCHASE PLAN
On Jan. 18, 2022, Pinnacle Financial's Board of Directors approved a quarterly cash dividend of $0.22 per common share to be paid on Feb. 25, 2022 to common shareholders of record as of the close of business on Feb. 4, 2022. Additionally, the Board of Directors approved a quarterly dividend of approximately $3.8 million, or $16.88 per share (or $0.422 per depositary share), on Pinnacle Financial's 6.75 percent Series B Non-Cumulative Perpetual Preferred Stock payable on March 1, 2022 to shareholders of record at the close of business on Feb. 14, 2022. The amount and timing of any future dividend payments to both preferred and common shareholders will be subject to the approval of Pinnacle's Board of Directors.
The firm also announced that its Board of Directors has authorized a new share repurchase program for up to $125 million of the Company’s common stock to commence upon expiration of its existing share repurchase program that is set to expire on March 31, 2022. Repurchases of the Company’s common stock will be made in accordance with applicable laws and may be made at management’s discretion from time to time in the open market, through privately negotiated transactions or otherwise. The board authorized the repurchase program to remain in effect through March 31, 2023, unless the entire repurchase amount has been acquired before that date.
The share repurchase program may be extended, modified, amended, suspended or discontinued at any time at the Company’s discretion and does not commit the Company to repurchase shares of its common stock. The actual timing, number and value of the shares to be purchased under the program will be determined by the Company at its discretion and will depend on a number of factors, including the performance of the Company’s stock price, the Company’s ongoing capital planning considerations, general market and other conditions, applicable legal requirements and compliance with the terms of the Company’s outstanding indebtedness.

WEBCAST AND CONFERENCE CALL INFORMATION
Pinnacle will host a webcast and conference call at 8:30 a.m. CT on Jan. 19, 2022, to discuss fourth quarter 2021 results and other matters. To access the call for audio only, please call 1-877-602-7944. For the presentation and streaming audio, please access the webcast on the investor relations page of Pinnacle's website at www.pnfp.com.
For those unable to participate in the webcast, it will be archived on the investor relations page of Pinnacle's website at www.pnfp.com for 90 days following the presentation.
Pinnacle Financial Partners provides a full range of banking, investment, trust, mortgage and insurance products and services designed for businesses and their owners and individuals interested in a comprehensive relationship with their financial institution. The firm is the No. 1 bank in the Nashville-Murfreesboro-Franklin MSA, according to 2021 deposit data from the FDIC. Pinnacle earned a spot on the 2021 list of 100 Best Companies to Work For® in the U.S., its fifth consecutive appearance. American Banker recognized Pinnacle as one of America’s Best Banks to Work For eight years in a row and No. 1 among banks with more than $10 billion in assets in 2020.
Pinnacle owns a 49 percent interest in Bankers Healthcare Group (BHG), which provides innovative, hassle-free financial solutions to healthcare practitioners and other licensed professionals. Great Place to Work and FORTUNE ranked BHG No. 1 on its 2020 list of Best Workplaces in New York State in the small/medium business category.
The firm began operations in a single location in downtown Nashville, TN in October 2000 and has since grown to approximately $38.5 billion in assets as of Dec. 31, 2021. As the second-largest bank holding company headquartered in Tennessee, Pinnacle operates in 15 primarily urban markets across the Southeast.
Additional information concerning Pinnacle, which is included in the Nasdaq Financial-100 Index, can be accessed at www.pnfp.com.
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Forward-Looking Statements
All statements, other than statements of historical fact, included in this press release, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. The words "expect," "anticipate," "intend," "may," "should," "plan," "believe," "seek," "estimate" and similar expressions are intended to identify such forward-looking statements, but other statements not based on historical information may also be considered forward-looking statements. These forward-looking statements are subject to known and unknown risks, uncertainties and other factors that could cause the actual results to differ materially from the statements, including, but not limited to: (i) deterioration in the financial condition of borrowers of Pinnacle Bank and its subsidiaries or BHG resulting in significant increases in loan losses and provisions for those losses and, in the case of BHG, substitutions; (ii) the effects of new outbreaks of COVID-19, including actions taken by governmental officials to curb the spread of the virus, and the resulting impact on general economic and financial market conditions and on Pinnacle Financial's and its customers' business, results of operations, asset quality and financial condition; (iii) further public acceptance of the booster shots of the vaccines that were developed against the virus as well as the decisions of governmental agencies with respect to vaccines including recommendations related to booster shots and requirements that seek to mandate that individuals receive or employers require that their employees receive the vaccine; (iv) those vaccines' efficacy against the virus, including new variants; (v) fluctuations or differences in interest rates on loans or deposits from those that Pinnacle Financial is modeling or anticipating, including as a result of Pinnacle Bank's inability to better match deposit rates with the changes in the short-term rate environment, or that affect the yield curve; (vi) the inability of Pinnacle Financial, or entities in which it has significant investments, like BHG, to maintain the long-term historical growth rate of its, or such entities', loan portfolio; (vii) changes in loan underwriting, credit review or loss reserve policies associated with economic conditions, examination conclusions, or regulatory developments; (viii) effectiveness of Pinnacle Financial's asset management activities in improving, resolving or liquidating lower-quality assets; (ix) the impact of competition with other financial institutions, including pricing pressures and the resulting impact on Pinnacle Financial’s results, including as a result of compression to net interest margin; (x) adverse conditions in the national or local economies including in Pinnacle Financial's markets throughout Tennessee, North Carolina, South Carolina, Georgia, Alabama and Virginia, particularly in commercial and residential real estate markets; (xi) the results of regulatory examinations; (xii) Pinnacle Financial's ability to identify potential candidates for, consummate, and achieve synergies from, potential future acquisitions; (xiii) difficulties and delays in integrating acquired businesses or fully realizing costs savings and other benefits from acquisitions; (xiv) BHG's ability to profitably grow its business and successfully execute on its business plans; (xv) risks of expansion into new geographic or product markets; (xvi) the ability to grow and retain low-cost core deposits and retain large, uninsured deposits, including during times when Pinnacle Bank is seeking to lower rates it pays on deposits; (xvii) any matter that would cause Pinnacle Financial to conclude that there was impairment of any asset, including goodwill or other intangible assets; (xviii) the ineffectiveness of Pinnacle Bank's hedging strategies, or the unexpected counterparty failure or hedge failure of the underlying hedges; (xix) reduced ability to attract additional financial advisors (or failure of such advisors to cause their clients to switch to Pinnacle Bank), to retain financial advisors (including as a result of the competitive environment for associates) or otherwise to attract customers from other financial institutions; (xx) deterioration in the valuation of other real estate owned and increased expenses associated therewith; (xxi) inability to comply with regulatory capital requirements, including those resulting from changes to capital calculation methodologies, required capital maintenance levels or regulatory requests or directives, particularly if Pinnacle Bank's level of applicable commercial real estate loans were to exceed percentage levels of total capital in guidelines recommended by its regulators; (xxii) approval of the declaration of any dividend by Pinnacle Financial's board of directors; (xxiii) the vulnerability of Pinnacle Bank's network and online banking portals, and the systems of parties with whom Pinnacle Bank contracts, to unauthorized access, computer viruses, phishing schemes, spam attacks, human error, natural disasters, power loss and other security breaches; (xxiv) the possibility of increased compliance and operational costs as a result of increased regulatory oversight (including by the Consumer Financial Protection Bureau), including oversight of companies in which Pinnacle Financial or Pinnacle Bank have significant investments, like BHG, and the development of additional banking products for Pinnacle Bank's corporate and consumer clients; (xxv) the risks associated with Pinnacle Financial and Pinnacle Bank being a minority investor in BHG, including the risk that the owners of a majority of the equity interests in BHG decide to sell the company or all or a portion of their ownership interests in BHG (triggering a similar sale by Pinnacle Financial and Pinnacle Bank) if not prohibited from doing so by Pinnacle Financial or Pinnacle Bank; (xxvi) the possibility of increased personal or corporate tax rates and the resulting reduction in our and our customers' businesses as a result of any such increases; (xxvii) changes in state and federal legislation, regulations or policies applicable to banks and other financial service providers, like BHG, including regulatory or legislative developments; (xxviii) fluctuations in the valuations of Pinnacle Financial's equity investments and the ultimate success of such investments; (xxix) the availability of and access to capital; (xxx) adverse results (including costs, fines, reputational harm, inability to obtain necessary approvals and/or other negative effects) from current or future litigation, regulatory examinations or other legal and/or regulatory actions, including as a result of Pinnacle Bank's participation in and execution of government programs related to the COVID-19 pandemic; and (xxxi) general competitive, economic, political and market conditions. Additional factors which could affect the forward looking statements can be found in Pinnacle Financial's Annual Report on Form 10-K for the year ended December 31, 2020, and subsequently filed Quarterly Reports on Form 10-Q and Current Reports on Form 8-K filed with the SEC and available on the SEC's website at http://www.sec.gov. Pinnacle Financial disclaims any obligation to update or revise any forward-looking statements contained in this press release, which speak only as of the date hereof, whether as a result of new information, future events or otherwise.

Non-GAAP Financial Matters
This release contains certain non-GAAP financial measures, including, without limitation, earnings per diluted common share, PPNR, efficiency ratio and the ratio of noninterest expense to average assets, excluding in certain instances the impact of expenses related to other real estate owned, gains or losses on sale of investment securities, FHLB restructuring charges, hedge termination charges and other matters for the accounting periods presented. This release also includes non-GAAP financial measures which exclude the impact of loans originated under the PPP. This release may also contain certain other non-GAAP capital ratios and performance measures that exclude the impact of goodwill and core deposit intangibles associated with Pinnacle Financial's acquisitions of BNC, Avenue Bank, Magna Bank, CapitalMark Bank & Trust, Mid-America Bancshares, Inc., Cavalry Bancorp, Inc. and other acquisitions which collectively are less material to the non-GAAP measure as well as the impact of Pinnacle Financial's Series B Preferred Stock. The presentation of the non-GAAP financial information is not intended to be considered in isolation or as a substitute for any measure prepared in accordance with GAAP. Because non-GAAP financial measures presented in this release are not measurements determined in accordance with GAAP and are susceptible to varying calculations, these non-GAAP financial measures, as presented, may not be comparable to other similarly titled measures presented by other companies.

Pinnacle Financial believes that these non-GAAP financial measures facilitate making period-to-period comparisons and are meaningful indications of its operating performance. In addition, because intangible assets such as goodwill and the core deposit intangible, and the other items excluded each vary extensively from company to company, Pinnacle Financial believes that the presentation of this information allows investors to more easily compare Pinnacle Financial's results to the results of other companies. Pinnacle Financial's management utilizes this non-GAAP financial information to compare Pinnacle Financial's operating performance for 2021 versus certain periods in 2020 and to internally prepared projections.

PINNACLE FINANCIAL PARTNERS, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS – UNAUDITED

(dollars in thousands, except for share and per share data)	December 31, 2021	September 30, 2021	December 31, 2020
ASSETS
Cash and noninterest-bearing due from banks	$188,287	$155,965	$203,296
Restricted cash	82,505	104,157	223,788
Interest-bearing due from banks	3,830,747	3,206,383	3,522,224
Federal funds sold and other	—	—	12,141
Cash and cash equivalents	4,101,539	3,466,505	3,961,449
Securities purchased with agreement to resell	1,000,000	500,000	—
Securities available-for-sale, at fair value	4,914,194	4,634,653	3,586,681
Securities held-to-maturity (fair value of $1.2 billion, $1.0 billion and $1.1 billion, net of allowance for credit losses of $161,000, $161,000 and $191,000 at Dec. 31, 2021, Sept. 30, 2021 and Dec. 31, 2020, respectively)	1,155,958	989,237	1,028,359
Consumer loans held-for-sale	45,806	55,273	87,821
Commercial loans held-for-sale	17,685	49,121	31,200
Loans	23,414,262	23,058,461	22,424,501
Less allowance for credit losses	(263,233)	(268,635)	(285,050)
Loans, net	23,151,029	22,789,826	22,139,451
Premises and equipment, net	288,182	288,833	290,001
Equity method investment	360,833	333,764	308,556
Accrued interest receivable	98,813	89,137	104,078
Goodwill	1,819,811	1,819,811	1,819,811
Core deposits and other intangible assets	33,819	35,876	42,336
Other real estate owned	8,537	8,415	12,360
Other assets	1,473,193	1,463,485	1,520,757
Total assets	$38,469,399	$36,523,936	$34,932,860
LIABILITIES AND STOCKHOLDERS' EQUITY
Deposits:
Noninterest-bearing	$10,461,071	$9,809,691	$7,392,325
Interest-bearing	6,530,015	5,767,286	5,689,095
Savings and money market accounts	12,179,663	11,381,033	11,099,523
Time	2,133,784	2,411,797	3,524,632
Total deposits	31,304,533	29,369,807	27,705,575
Securities sold under agreements to repurchase	152,559	148,240	128,164
Federal Home Loan Bank advances	888,681	888,493	1,087,927
Subordinated debt and other borrowings	423,172	542,712	670,575
Accrued interest payable	12,504	11,838	24,934
Other liabilities	377,343	371,048	411,074
Total liabilities	33,158,792	31,332,138	30,028,249
Preferred stock, no par value, 10.0 million shares authorized; 225,000 shares non-cumulative perpetual preferred stock, Series B, liquidation preference $225.0 million, issued and outstanding at Dec. 31, 2021, Sept. 30, 2021 and Dec. 31, 2020, respectively	217,126	217,126	217,126
Common stock, par value $1.00; 180.0 million shares authorized; 76.1 million, 76.1 million and 75.9 million shares issued and outstanding at Dec. 31, 2021, Sept. 30, 2021 and Dec. 31, 2020, respectively	76,143	76,115	75,850
Additional paid-in capital	3,045,802	3,038,800	3,028,063
Retained earnings	1,864,350	1,748,491	1,407,723
Accumulated other comprehensive income, net of taxes	107,186	111,266	175,849
Total stockholders' equity	5,310,607	5,191,798	4,904,611
Total liabilities and stockholders' equity	$38,469,399	$36,523,936	$34,932,860
This information is preliminary and based on company data available at the time of the presentation.

PINNACLE FINANCIAL PARTNERS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME – UNAUDITED
(dollars in thousands, except for share and per share data)	Three months ended			Year ended
	December 31, 2021	September 30, 2021	December 31, 2020	December 31, 2021	December 31, 2020
Interest income:
Loans, including fees	$230,026	$233,857	$232,561	$924,043	$919,744
Securities
Taxable	9,696	8,986	7,530	34,769	35,663
Tax-exempt	16,931	15,873	15,446	64,848	58,867
Federal funds sold and other	2,540	2,152	1,510	7,554	6,768
Total interest income	259,193	260,868	257,047	1,031,214	1,021,042
Interest expense:
Deposits	10,648	12,139	22,721	54,116	135,547
Securities sold under agreements to repurchase	54	57	64	239	350
FHLB advances and other borrowings	9,728	11,129	13,277	44,458	63,357
Total interest expense	20,430	23,325	36,062	98,813	199,254
Net interest income	238,763	237,543	220,985	932,401	821,788
Provision for credit losses	2,675	3,382	9,180	16,126	203,815
Net interest income after provision for credit losses	236,088	234,161	211,805	916,275	617,973
Noninterest income:
Service charges on deposit accounts	12,663	11,435	8,486	41,311	34,282
Investment services	11,081	9,648	7,593	37,917	29,537
Insurance sales commissions	2,328	2,557	2,300	10,516	10,055
Gains on mortgage loans sold, net	4,244	7,814	12,387	32,424	60,042
Investment gains on sales, net	393	—	—	759	986
Trust fees	5,926	5,049	4,382	20,724	16,496
Income from equity method investment	30,844	30,409	24,294	122,274	83,539
Other noninterest income	33,244	37,183	24,002	129,809	82,903
Total noninterest income	100,723	104,095	83,444	395,734	317,840
Noninterest expense:
Salaries and employee benefits	110,048	112,406	90,013	436,006	334,483
Equipment and occupancy	24,997	23,712	23,849	95,250	88,475
Other real estate, net	37	(79)	1,457	(712)	8,555
Marketing and other business development	4,562	3,325	2,979	12,888	10,693
Postage and supplies	2,191	2,083	1,998	8,195	7,819
Amortization of intangibles	2,057	2,088	2,377	8,518	9,793
Other noninterest expense	26,525	25,316	38,632	99,959	104,637
Total noninterest expense	170,417	168,851	161,305	660,104	564,455
Income before income taxes	166,394	169,405	133,944	651,905	371,358
Income tax expense	32,866	32,828	23,068	124,582	59,037
Net income	133,528	136,577	110,876	527,323	312,321
Preferred stock dividends	(3,798)	(3,798)	(3,798)	(15,192)	(7,596)
Net income available to common shareholders	$129,730	$132,779	$107,078	$512,131	$304,725
Per share information:
Basic net income per common share	$1.72	$1.76	$1.42	$6.79	$4.04
Diluted net income per common share	$1.71	$1.75	$1.42	$6.75	$4.03
Weighted average common shares outstanding:
Basic	75,523,052	75,494,286	75,253,862	75,468,339	75,376,489
Diluted	76,024,700	75,836,142	75,583,986	75,927,147	75,654,385
This information is preliminary and based on company data available at the time of the presentation.

PINNACLE FINANCIAL PARTNERS, INC. AND SUBSIDIARIES
SELECTED QUARTERLY FINANCIAL DATA – UNAUDITED

(dollars in thousands)	December	September	June	March	December	September
	2021	2021	2021	2021	2020	2020
Balance sheet data, at quarter end:
Commercial and industrial loans	$7,703,428	7,079,431	6,771,254	6,355,119	6,239,588	6,144,949
Commercial real estate - owner occupied loans	3,048,822	2,954,519	2,817,689	2,869,785	2,802,227	2,748,075
Commercial real estate - investment loans	4,607,048	4,597,736	4,644,551	4,782,712	4,565,040	4,648,457
Commercial real estate - multifamily and other loans	614,656	621,471	724,253	790,469	638,344	571,995
Consumer real estate - mortgage loans	3,680,684	3,540,439	3,335,537	3,086,916	3,099,172	3,041,019
Construction and land development loans	2,903,017	3,096,961	2,791,611	2,568,969	2,901,746	2,728,439
Consumer and other loans	485,489	459,182	440,124	411,322	379,515	343,461
Paycheck protection program loans	371,118	708,722	1,372,916	2,221,409	1,798,869	2,251,014
Total loans	23,414,262	23,058,461	22,897,935	23,086,701	22,424,501	22,477,409
Allowance for credit losses	(263,233)	(268,635)	(273,747)	(280,881)	(285,050)	(288,645)
Securities	6,070,152	5,623,890	5,326,908	4,691,364	4,615,040	4,503,072
Total assets	38,469,399	36,523,936	35,412,309	35,299,705	34,932,860	33,824,931
Noninterest-bearing deposits	10,461,071	9,809,691	8,926,200	8,103,943	7,392,325	7,050,670
Total deposits	31,304,533	29,369,807	28,217,603	28,292,940	27,705,575	26,543,956
Securities sold under agreements to repurchase	152,559	148,240	177,661	172,117	128,164	127,059
FHLB advances	888,681	888,493	888,304	888,115	1,087,927	1,287,738
Subordinated debt and other borrowings	423,172	542,712	671,994	671,002	670,575	670,273
Total stockholders' equity	5,310,607	5,191,798	5,101,231	4,959,524	4,904,611	4,787,308
Balance sheet data, quarterly averages:
Total loans	$23,225,735	22,986,835	23,179,803	22,848,086	22,524,683	22,493,192
Securities	5,813,636	5,451,232	5,036,786	4,666,269	4,567,872	4,420,280
Federal funds sold and other	4,356,113	3,743,074	3,143,078	3,356,199	3,621,623	3,279,248
Total earning assets	33,395,484	32,181,141	31,359,667	30,870,554	30,714,178	30,192,720
Total assets	37,132,078	35,896,130	35,053,772	34,659,132	34,436,765	33,838,716
Noninterest-bearing deposits	10,240,393	9,247,382	8,500,465	7,620,665	7,322,393	6,989,439
Total deposits	30,034,026	28,739,871	28,013,659	27,620,784	27,193,256	26,352,823
Securities sold under agreements to repurchase	141,781	164,837	173,268	143,586	121,331	147,211
FHLB advances	888,559	888,369	888,184	934,662	1,250,848	1,515,879
Subordinated debt and other borrowings	484,389	586,387	674,162	673,662	673,419	715,138
Total stockholders' equity	5,262,586	5,176,625	5,039,608	4,953,656	4,852,373	4,765,864
Statement of operations data, for the three months ended:
Interest income	$259,193	260,868	259,236	251,917	257,047	249,188
Interest expense	20,430	23,325	26,011	29,047	36,062	42,594
Net interest income	238,763	237,543	233,225	222,870	220,985	206,594
Provision for credit losses	2,675	3,382	2,834	7,235	9,180	16,758
Net interest income after provision for credit losses	236,088	234,161	230,391	215,635	211,805	189,836
Noninterest income	100,723	104,095	98,207	92,709	83,444	91,065
Noninterest expense	170,417	168,851	166,140	154,696	161,305	143,852
Income before taxes	166,394	169,405	162,458	153,648	133,944	137,049
Income tax expense	32,866	32,828	30,668	28,220	23,068	26,404
Net income	133,528	136,577	131,790	125,428	110,876	110,645
Preferred stock dividends	(3,798)	(3,798)	(3,798)	(3,798)	(3,798)	(3,798)
Net income available to common shareholders	$129,730	132,779	127,992	121,630	107,078	106,847
Profitability and other ratios:
Return on avg. assets (1)	1.39%	1.47%	1.46%	1.42%	1.24%	1.26%
Return on avg. equity (1)	9.78%	10.18%	10.19%	9.96%	8.78%	8.92%
Return on avg. common equity (1)	10.20%	10.62%	10.65%	10.41%	9.19%	9.35%
Return on avg. tangible common equity (1)	16.13%	16.98%	17.32%	17.16%	15.37%	15.85%
Common stock dividend payout ratio (16)	10.65%	11.13%	11.73%	13.69%	15.84%	16.49%
Net interest margin (2)	2.96%	3.03%	3.08%	3.02%	2.97%	2.82%
Noninterest income to total revenue (3)	29.67%	30.47%	29.63%	29.38%	27.41%	30.59%
Noninterest income to avg. assets (1)	1.08%	1.15%	1.12%	1.08%	0.96%	1.07%
Noninterest exp. to avg. assets (1)	1.82%	1.87%	1.90%	1.81%	1.86%	1.69%
Efficiency ratio (4)	50.20%	49.42%	50.13%	49.02%	52.99%	48.33%
Avg. loans to avg. deposits	77.33%	79.98%	82.74%	82.72%	82.83%	85.35%
Securities to total assets	15.78%	15.40%	15.04%	13.29%	13.21%	13.31%
This information is preliminary and based on company data available at the time of the presentation.

PINNACLE FINANCIAL PARTNERS, INC. AND SUBSIDIARIES
ANALYSIS OF INTEREST INCOME AND EXPENSE, RATES AND YIELDS-UNAUDITED

(dollars in thousands)	Three months ended			Three months ended
	December 31, 2021			December 31, 2020
	Average Balances	Interest	Rates/ Yields	Average Balances	Interest	Rates/ Yields
Interest-earning assets
Loans (1) (2)	$23,225,735	$230,026	4.04%	$22,524,683	$232,561	4.20%
Securities
Taxable	3,112,605	9,696	1.24%	2,235,953	7,530	1.34%
Tax-exempt (2)	2,701,031	16,931	3.04%	2,331,919	15,446	3.16%
Federal funds sold and other	4,356,113	2,540	0.23%	3,621,623	1,510	0.17%
Total interest-earning assets	33,395,484	$259,193	3.20%	30,714,178	$257,047	3.44%
Nonearning assets
Intangible assets	1,854,963			1,863,696
Other nonearning assets	1,881,631			1,858,891
Total assets	$37,132,078			$34,436,765

Interest-bearing liabilities
Interest-bearing deposits:
Interest checking	5,799,700	2,427	0.17%	5,232,181	3,086	0.23%
Savings and money market	11,777,899	5,153	0.17%	10,882,070	7,651	0.28%
Time	2,216,034	3,068	0.55%	3,756,612	11,984	1.27%
Total interest-bearing deposits	19,793,633	10,648	0.21%	19,870,863	22,721	0.45%
Securities sold under agreements to repurchase	141,781	54	0.15%	121,331	64	0.21%
Federal Home Loan Bank advances	888,559	4,558	2.04%	1,250,848	6,282	2.00%
Subordinated debt and other borrowings	484,389	5,170	4.23%	673,419	6,995	4.13%
Total interest-bearing liabilities	21,308,362	20,430	0.38%	21,916,461	36,062	0.65%
Noninterest-bearing deposits	10,240,393	—	—	7,322,393	—	—
Total deposits and interest-bearing liabilities	31,548,755	$20,430	0.26%	29,238,854	$36,062	0.49%
Other liabilities	320,737			345,538
Stockholders' equity	5,262,586			4,852,373
Total liabilities and stockholders' equity	$37,132,078			$34,436,765
Net interest income		$238,763			$220,985
Net interest spread (3)			2.82%			2.78%
Net interest margin (4)			2.96%			2.97%

(1) Average balances of nonperforming loans are included in the above amounts.
(2) Yields computed on tax-exempt instruments on a tax equivalent basis and included $10.1 million of taxable equivalent income for the three months ended Dec. 31, 2021 compared to $8.4 million for the three months ended Dec. 31, 2020. The tax-exempt benefit has been reduced by the projected impact of tax-exempt income that will be disallowed pursuant to IRS Regulations as of and for the then current period presented.
(3) Yields realized on interest-bearing assets less the rates paid on interest-bearing liabilities. The net interest spread calculation excludes the impact of demand deposits. Had the impact of demand deposits been included, the net interest spread for the three months ended Dec. 31, 2021 would have been 2.94% compared to a net interest spread of 2.95% for the three months ended Dec. 31, 2020.
(4) Net interest margin is the result of annualized net interest income calculated on a tax equivalent basis divided by average interest-earning assets for the period.

This information is preliminary and based on company data available at the time of the presentation.

PINNACLE FINANCIAL PARTNERS, INC. AND SUBSIDIARIES
ANALYSIS OF INTEREST INCOME AND EXPENSE, RATES AND YIELDS-UNAUDITED

(dollars in thousands)	Year ended			Year ended
	December 31, 2021			December 31, 2020
	Average Balances	Interest	Rates/ Yields	Average Balances	Interest	Rates/ Yields
Interest-earning assets
Loans (1) (2)	$23,060,949	$924,043	4.09%	$21,824,841	$919,744	4.30%
Securities
Taxable	2,711,044	34,769	1.28%	2,136,437	35,663	1.67%
Tax-exempt (2)	2,534,653	64,848	3.09%	2,114,277	58,867	3.35%
Federal funds sold and other	3,652,612	7,554	0.21%	2,586,298	6,768	0.26%
Total interest-earning assets	31,959,258	$1,031,214	3.33%	28,661,853	$1,021,042	3.67%
Nonearning assets
Intangible assets	1,858,119			1,867,007
Other nonearning assets	1,875,255			1,805,677
Total assets	$35,692,632			$32,334,537

Interest-bearing liabilities
Interest-bearing deposits:
Interest checking	5,578,632	9,887	0.18%	4,602,683	19,542	0.42%
Savings and money market	11,437,779	22,823	0.20%	9,623,790	45,364	0.47%
Time	2,682,315	21,406	0.80%	4,162,523	70,641	1.70%
Total interest-bearing deposits	19,698,726	54,116	0.27%	18,388,996	135,547	0.74%
Securities sold under agreements to repurchase	155,888	239	0.15%	150,118	350	0.23%
Federal Home Loan Bank advances	899,785	18,111	2.01%	1,750,578	33,135	1.89%
Subordinated debt and other borrowings	604,081	26,347	4.36%	692,169	30,222	4.37%
Total interest-bearing liabilities	21,358,480	98,813	0.46%	20,981,861	199,254	0.95%
Noninterest-bearing deposits	8,910,349	—	—	6,380,155	—	—
Total deposits and interest-bearing liabilities	30,268,829	$98,813	0.33%	27,362,016	$199,254	0.73%
Other liabilities	314,650			337,855
Stockholders' equity	5,109,153			4,634,666
Total liabilities and stockholders' equity	$35,692,632			$32,334,537
Net interest income		$932,401			$821,788
Net interest spread (3)			2.87%			2.72%
Net interest margin (4)			3.02%			2.97%

(1) Average balances of nonperforming loans are included in the above amounts.
(2) Yields computed on tax-exempt instruments on a tax equivalent basis and included $33.8 million of taxable equivalent income for the year ended Dec. 31, 2021 compared to $29.9 million for the year ended Dec. 31, 2020. The tax-exempt benefit has been reduced by the projected impact of tax-exempt income that will be disallowed pursuant to IRS Regulations as of and for the then current period presented.
(3) Yields realized on interest-bearing assets less the rates paid on interest-bearing liabilities. The net interest spread calculation excludes the impact of demand deposits. Had the impact of demand deposits been included, the net interest spread for the year ended Dec. 31, 2021 would have been 3.01% compared to a net interest spread of 2.94% for the year ended Dec. 31, 2020.
(4) Net interest margin is the result of annualized net interest income calculated on a tax equivalent basis divided by average interest-earning assets for the period.

This information is preliminary and based on company data available at the time of the presentation.

PINNACLE FINANCIAL PARTNERS, INC. AND SUBSIDIARIES
SELECTED QUARTERLY FINANCIAL DATA – UNAUDITED

(dollars in thousands)	December	September	June	March	December	September
	2021	2021	2021	2021	2020	2020
Asset quality information and ratios:
Nonperforming assets:
Nonaccrual loans	$31,569	46,692	53,105	72,135	73,836	71,390
ORE and other nonperforming assets (NPAs)	8,537	8,415	9,602	10,651	12,360	19,445
Total nonperforming assets	$40,106	55,107	62,707	82,786	86,196	90,835
Past due loans over 90 days and still accruing interest	$1,607	1,914	1,810	2,833	2,362	1,313
Accruing troubled debt restructurings (5)	$2,354	2,397	2,428	2,460	2,494	2,588
Accruing purchase credit deteriorated loans	$13,086	12,158	12,400	13,904	14,091	14,346
Net loan charge-offs	$8,077	9,281	9,968	11,397	10,775	13,057
Allowance for credit losses to nonaccrual loans	833.8%	575.3%	515.5%	389.4%	386.1%	404.3%
As a percentage of total loans:
Past due accruing loans over 30 days	0.09%	0.09%	0.07%	0.09%	0.19%	0.11%
Potential problem loans (6)	0.47%	0.60%	0.74%	0.70%	0.77%	0.96%
Allowance for credit losses (20)	1.12%	1.17%	1.20%	1.22%	1.27%	1.28%
Nonperforming assets to total loans, ORE and other NPAs	0.17%	0.24%	0.27%	0.36%	0.38%	0.40%
Classified asset ratio (Pinnacle Bank) (8)	4.1%	5.6%	6.8%	7.3%	8.1%	9.9%
Annualized net loan charge-offs to avg. loans (7)	0.14%	0.16%	0.17%	0.20%	0.19%	0.23%
Wtd. avg. commercial loan internal risk ratings (6)	45.3	46.0	46.1	45.2	45.1	45.2

Interest rates and yields:
Loans	4.04%	4.13%	4.11%	4.11%	4.20%	4.04%
Securities	2.08%	2.04%	2.25%	2.29%	2.27%	2.38%
Total earning assets	3.20%	3.32%	3.42%	3.41%	3.44%	3.38%
Total deposits, including non-interest bearing	0.14%	0.17%	0.20%	0.26%	0.33%	0.43%
Securities sold under agreements to repurchase	0.15%	0.14%	0.13%	0.20%	0.21%	0.21%
FHLB advances	2.04%	2.04%	2.03%	1.95%	2.00%	1.82%
Subordinated debt and other borrowings	4.23%	4.45%	4.52%	4.22%	4.13%	3.99%
Total deposits and interest-bearing liabilities	0.26%	0.30%	0.35%	0.40%	0.49%	0.59%

Capital and other ratios (8):
Pinnacle Financial ratios:
Stockholders' equity to total assets	13.8%	14.2%	14.4%	14.0%	14.0%	14.2%
Common equity Tier one	10.9%	10.5%	10.5%	10.3%	10.0%	9.9%
Tier one risk-based	11.7%	11.3%	11.3%	11.2%	10.9%	10.7%
Total risk-based	13.8%	14.0%	14.5%	14.5%	14.3%	14.2%
Leverage	9.7%	9.3%	9.2%	8.9%	8.6%	8.5%
Tangible common equity to tangible assets	8.8%	9.0%	9.0%	8.6%	8.5%	8.5%
Pinnacle Bank ratios:
Common equity Tier one	11.9%	11.7%	11.9%	11.8%	11.4%	11.3%
Tier one risk-based	11.9%	11.7%	11.9%	11.8%	11.4%	11.3%
Total risk-based	12.6%	12.5%	13.1%	13.0%	12.7%	12.6%
Leverage	9.9%	9.7%	9.6%	9.4%	9.1%	8.9%
Construction and land development loans as a percentage of total capital (19)	79.1%	89.3%	80.1%	76.0%	89.0%	86.7%
Non-owner occupied commercial real estate and multi-family as a percentage of total capital (19)	234.1%	252.4%	248.8%	256.0%	264.0%	268.8%

This information is preliminary and based on company data available at the time of the presentation.

PINNACLE FINANCIAL PARTNERS, INC. AND SUBSIDIARIES
SELECTED QUARTERLY FINANCIAL DATA – UNAUDITED

(dollars in thousands, except per share data)	December	September	June	March	December	September
	2021	2021	2021	2021	2020	2020

Per share data:
Earnings per common share – basic	$1.72	1.76	1.70	1.61	1.42	1.42
Earnings per common share - basic, excluding non-GAAP adjustments	$1.71	1.76	1.69	1.61	1.58	1.45
Earnings per common share – diluted	$1.71	1.75	1.69	1.61	1.42	1.42
Earnings per common share - diluted, excluding non-GAAP adjustments	$1.70	1.75	1.68	1.61	1.58	1.45
Common dividends per share	$0.18	0.18	0.18	0.18	0.16	0.16
Book value per common share at quarter end (9)	$66.89	65.36	64.19	62.33	61.80	60.26
Tangible book value per common share at quarter end (9)	$42.55	40.98	39.77	37.88	37.25	35.68
Revenue per diluted common share	$4.47	4.50	4.37	4.17	4.03	3.95
Revenue per diluted common share, excluding non-GAAP adjustments	$4.46	4.50	4.37	4.17	4.03	3.94

Investor information:
Closing sales price of common stock on last trading day of quarter	$95.50	94.08	88.29	88.66	64.40	35.59
High closing sales price of common stock during quarter	$104.72	98.00	92.94	93.58	65.51	44.47
Low closing sales price of common stock during quarter	$90.20	83.84	84.25	63.48	35.97	33.28

Closing sales price of depositary shares on last trading day of quarter	$28.21	28.14	29.13	27.62	27.69	26.49
High closing sales price of depositary shares during quarter	$28.99	29.23	29.13	27.83	27.94	26.82
Low closing sales price of depositary shares during quarter	$27.42	28.00	27.38	26.83	26.45	25.51

Other information:
Residential mortgage loan sales:
Gross loans sold	$352,342	347,664	394,299	546,963	479,867	511,969
Gross fees (10)	$10,098	11,215	15,552	18,793	23,729	23,557
Gross fees as a percentage of loans originated	2.87%	3.23%	3.94%	3.44%	4.94%	4.60%
Net gain on residential mortgage loans sold	$4,244	7,814	6,700	13,666	12,387	19,453
Investment gains on sales of securities, net (15)	$393	—	366	—	—	651
Brokerage account assets, at quarter end (11)	$7,187,085	6,597,152	6,344,416	5,974,884	5,509,560	4,866,726
Trust account managed assets, at quarter end	$4,720,290	4,155,510	3,640,932	3,443,373	3,295,198	2,978,035
Core deposits (12)	$29,316,911	27,170,367	25,857,639	24,971,177	23,510,883	22,003,989
Core deposits to total funding (12)	89.5%	87.8%	86.3%	83.1%	79.5%	76.9%
Risk-weighted assets	$29,349,534	27,945,624	26,819,277	26,105,158	25,791,896	25,189,944
Number of offices	118	117	116	115	114	114
Total core deposits per office	$248,448	232,225	222,911	217,141	206,236	193,017
Total assets per full-time equivalent employee	$13,541	13,188	13,087	13,468	13,262	13,027
Annualized revenues per full-time equivalent employee	$474.1	489.4	491.3	488.3	459.8	456.1
Annualized expenses per full-time equivalent employee	$238.0	241.9	246.3	239.4	246.6	221.1
Number of employees (full-time equivalent)	2,841.0	2,769.5	2,706.0	2,621.0	2,634.0	2,596.5
Associate retention rate (13)	93.4%	93.4%	93.3%	94.4%	94.8%	94.4%

This information is preliminary and based on company data available at the time of the presentation.

PINNACLE FINANCIAL PARTNERS, INC. AND SUBSIDIARIES
RECONCILIATION OF NON-GAAP SELECTED QUARTERLY FINANCIAL DATA – UNAUDITED
	Three months ended			Year ended
(dollars in thousands, except per share data)	December	September	December	December	December
	2021	2021	2020	2021	2020

Net interest income	$238,763	237,543	220,985	932,401	821,788

Noninterest income	100,723	104,095	83,444	395,734	317,840
Total revenues	339,486	341,638	304,429	1,328,135	1,139,628
Less: Investment (gains) losses on sales of securities, net	(393)	—	—	(759)	(986)
Total revenues excluding the impact of adjustments noted above	$339,093	341,638	304,429	1,327,376	1,138,642

Noninterest expense	$170,417	168,851	161,305	660,104	564,455
Less: ORE expense	37	(79)	1,457	(712)	8,555
FHLB restructuring charges	—	—	10,307	—	15,168
Hedge termination charges	—	—	4,673	—	4,673
Noninterest expense excluding the impact of adjustments noted above	$170,380	168,930	144,868	660,816	536,059

Pre-tax income	$166,394	169,405	133,944	651,905	371,358
Provision for credit losses	2,675	3,382	9,180	16,126	203,815
Pre-tax pre-provision net revenue	169,069	172,787	143,124	668,031	575,173
Adjustments noted above	(356)	(79)	16,437	(1,471)	27,410
Adjusted pre-tax pre-provision net revenue (14)	$168,713	172,708	159,561	666,560	602,583

Noninterest income	$100,723	104,095	83,444	395,734	317,840
Less: Adjustments as noted above	(393)	—	—	(759)	(986)
Noninterest income excluding the impact of adjustments noted above	$100,330	104,095	83,444	394,975	316,854

Efficiency ratio (4)	50.20%	49.42%	52.99%	49.70%	49.53%
Adjustments as noted above	0.05%	0.03%	(5.40)%	0.08%	(2.45)%
Efficiency ratio (excluding adjustments noted above) (4)	50.25%	49.45%	47.59%	49.78%	47.08%

Total average assets	$37,132,078	35,896,130	34,436,765	35,692,632	32,334,537

Noninterest income to average assets (1)	1.08%	1.15%	0.96%	1.11%	0.98%
Adjustments as noted above	(0.01)%	—%	—%	—%	—%
Noninterest income (excluding adjustments noted above) to average assets (1)	1.07%	1.15%	0.96%	1.11%	0.98%

Noninterest expense to average assets (1)	1.82%	1.87%	1.86%	1.85%	1.75%
Adjustments as noted above	—%	—%	(0.19)%	—%	(0.09)%
Noninterest expense (excluding adjustments noted above) to average assets (1)	1.82%	1.87%	1.67%	1.85%	1.66%

This information is preliminary and based on company data available at the time of the presentation.

PINNACLE FINANCIAL PARTNERS, INC. AND SUBSIDIARIES
RECONCILIATION OF NON-GAAP SELECTED QUARTERLY FINANCIAL DATA – UNAUDITED
	Three months ended
(dollars in thousands, except per share data)	December	September	June	March	December	September
	2021	2021	2021	2021	2020	2020
Net income available to common shareholders	$129,730	132,779	127,992	121,630	107,078	106,847
Investment (gains) losses on sales of securities, net	(393)	—	(366)	—	—	(651)
ORE expense	37	(79)	(657)	(13)	1,457	1,795
FHLB restructuring charges	—	—	—	—	10,307	1,991
Hedge termination charges	—	—	—	—	4,673	—
Tax effect on adjustments noted above (18)	93	21	267	3	(4,297)	(819)
Net income available to common shareholders excluding adjustments noted above	$129,467	132,721	127,236	121,620	119,218	109,163

Basic earnings per common share	$1.72	1.76	1.70	1.61	1.42	1.42
Adjustment due to investment (gains) losses on sales of securities, net	(0.01)	—	—	—	—	(0.01)
Adjustment due to ORE expense	—	—	(0.01)	—	0.02	0.02
Adjustment due to FHLB restructuring charges	—	—	—	—	0.14	0.03
Adjustment due to hedge termination charges	—	—	—	—	0.06	—
Adjustment due to tax effect on adjustments noted above (18)	—	—	—	—	(0.06)	(0.01)
Basic earnings per common share excluding adjustments noted above	$1.71	1.76	1.69	1.61	1.58	1.45

Diluted earnings per common share	$1.71	1.75	1.69	1.61	1.42	1.42
Adjustment due to investment (gains) losses on sales of securities, net	(0.01)	—	—	—	—	(0.01)
Adjustment due to ORE expense	—	—	(0.01)	—	0.02	0.02
Adjustment due to FHLB restructuring charges	—	—	—	—	0.14	0.03
Adjustment due to hedge termination charges	—	—	—	—	0.06	—
Adjustment due to tax effect on adjustments noted above (18)	—	—	—	—	(0.06)	(0.01)
Diluted earnings per common share excluding the adjustments noted above	$1.70	1.75	1.68	1.61	1.58	1.45

Revenue per diluted common share	$4.47	4.50	4.37	4.17	4.03	3.95
Adjustments as noted above	(0.01)	—	—	—	—	(0.01)
Revenue per diluted common share excluding adjustments noted above	$4.46	4.50	4.37	4.17	4.03	3.94

Book value per common share at quarter end (9)	$66.89	65.36	64.19	62.33	61.80	60.26
Adjustment due to goodwill, core deposit and other intangible assets	(24.34)	(24.38)	(24.42)	(24.45)	(24.55)	(24.59)
Tangible book value per common share at quarter end (9)	$42.55	40.98	39.77	37.88	37.25	35.68

Equity method investment (17)
Fee income from BHG, net of amortization	$30,844	30,409	32,071	28,950	24,294	26,445
Funding cost to support investment	388	379	1,230	1,205	1,222	1,231
Pre-tax impact of BHG	30,456	30,030	30,841	27,745	23,072	25,214
Income tax expense at statutory rates (18)	7,961	7,850	8,062	7,253	6,031	6,591
Earnings attributable to BHG	$22,495	22,180	22,779	20,492	17,041	18,623

Basic earnings per common share attributable to BHG	$0.30	0.29	0.30	0.27	0.23	0.25
Diluted earnings per common share attributable to BHG	$0.30	0.29	0.30	0.27	0.23	0.25

This information is preliminary and based on company data available at the time of the presentation.

PINNACLE FINANCIAL PARTNERS, INC. AND SUBSIDIARIES
RECONCILIATION OF NON-GAAP SELECTED QUARTERLY FINANCIAL DATA – UNAUDITED
	Year ended
(dollars in thousands, except per share data)	December
	2021	2020
Net income available to common shareholders	$512,131	304,725
Investment (gains) losses on sales of securities, net	(759)	(986)
ORE expense	(712)	8,555
FHLB restructuring charges	—	15,168
Hedge termination charges	—	4,673
Tax effect on adjustments noted above (18)	385	(7,165)
Net income available to common shareholders excluding adjustments noted above	$511,045	324,970

Basic earnings per common share	$6.79	4.04
Adjustment due to investment (gains) losses on sales of securities, net	(0.01)	(0.01)
Adjustment due to ORE expense	(0.01)	0.11
Adjustment due to FHLB restructuring charges	—	0.20
Adjustment due to hedge termination charges	—	0.06
Adjustment due to tax effect on adjustments noted above (18)	—	(0.10)
Basic earnings per common share excluding adjustments noted above	$6.77	4.30

Diluted earnings per common share	6.75	4.03
Adjustment due to investment (gains) losses on sales of securities, net	(0.01)	(0.01)
Adjustment due to ORE expense	(0.01)	0.11
Adjustment due to FHLB restructuring charges	—	0.20
Adjustment due to hedge termination charges	—	0.06
Adjustment due to tax effect on adjustments noted above (18)	—	(0.09)
Diluted earnings per common share excluding the adjustments noted above	$6.73	4.30

Revenue per diluted common share	$17.49	15.06
Adjustments as noted above	(0.01)	(0.01)
Revenue per diluted common share excluding adjustments noted above	$17.48	15.05

Equity method investment (17)
Fee income from BHG, net of amortization	$122,274	83,539
Funding cost to support investment	3,202	6,709
Pre-tax impact of BHG	119,072	76,830
Income tax expense at statutory rates (18)	31,125	20,083
Earnings attributable to BHG	$87,947	56,747

Basic earnings per common share attributable to BHG	$1.17	0.75
Diluted earnings per common share attributable to BHG	$1.16	0.75

This information is preliminary and based on company data available at the time of the presentation.

PINNACLE FINANCIAL PARTNERS, INC. AND SUBSIDIARIES
RECONCILIATION OF NON-GAAP SELECTED QUARTERLY FINANCIAL DATA – UNAUDITED
	Three months ended			Year ended
(dollars in thousands, except per share data)	December	September	December	December	December
	2021	2021	2020	2021	2020

Return on average assets (1)	1.39%	1.47%	1.24%	1.43%	0.94%
Adjustments as noted above	(0.01)%	—%	0.14%	—%	0.07%
Return on average assets excluding adjustments noted above (1)	1.38%	1.47%	1.38%	1.43%	1.01%

Tangible assets:
Total assets	$38,469,399	36,523,936	34,932,860	$38,469,399	34,932,860
Less: Goodwill	(1,819,811)	(1,819,811)	(1,819,811)	(1,819,811)	(1,819,811)
Core deposit and other intangible assets	(33,819)	(35,876)	(42,336)	(33,819)	(42,336)
Net tangible assets	$36,615,769	34,668,249	33,070,713	$36,615,769	33,070,713

Tangible common equity:
Total stockholders' equity	$5,310,607	5,191,798	4,904,611	$5,310,607	4,904,611
Less: Preferred stockholders' equity	(217,126)	(217,126)	(217,126)	(217,126)	(217,126)
Total common stockholders' equity	5,093,481	4,974,672	4,687,485	5,093,481	4,687,485
Less: Goodwill	(1,819,811)	(1,819,811)	(1,819,811)	(1,819,811)	(1,819,811)
Core deposit and other intangible assets	(33,819)	(35,876)	(42,336)	(33,819)	(42,336)
Net tangible common equity	$3,239,851	3,118,985	2,825,338	$3,239,851	2,825,338

Ratio of tangible common equity to tangible assets	8.85%	9.00%	8.54%	8.85%	8.54%

Average tangible assets:
Average assets	$37,132,078	35,896,130	34,436,765	$35,692,632	32,334,537
Less: Average goodwill	(1,819,811)	(1,819,811)	(1,819,811)	(1,819,811)	(1,819,811)
Average core deposit and other intangible assets	(35,152)	(37,228)	(43,886)	(38,308)	(47,196)
Net average tangible assets	$35,277,115	34,039,091	32,573,068	$33,834,513	30,467,530

Return on average assets (1)	1.39%	1.47%	1.24%	1.43%	0.94%
Adjustment due to goodwill, core deposit and other intangible assets	0.07%	0.08%	0.07%	0.08%	0.06%
Return on average tangible assets (1)	1.46%	1.55%	1.31%	1.51%	1.00%
Adjustments as noted above	—%	—%	0.15%	—%	0.07%
Return on average tangible assets excluding adjustments noted above (1)	1.46%	1.55%	1.46%	1.51%	1.07%

Average tangible common equity:
Average stockholders' equity	$5,262,586	5,176,625	4,852,373	$5,109,153	4,634,666
Less: Average preferred equity	(217,126)	(217,126)	(217,126)	(217,126)	(124,074)
Average common equity	5,045,460	4,959,499	4,635,247	4,892,027	4,510,592
Less: Average goodwill	(1,819,811)	(1,819,811)	(1,819,811)	(1,819,811)	(1,819,811)
Average core deposit and other intangible assets	(35,152)	(37,228)	(43,886)	(38,308)	(47,196)
Net average tangible common equity	$3,190,497	3,102,460	2,771,550	$3,033,908	2,643,585

Return on average equity (1)	9.78%	10.18%	8.78%	10.02%	6.57%
Adjustment due to average preferred stockholders' equity	0.42%	0.44%	0.41%	0.45%	0.19%
Return on average common equity (1)	10.20%	10.62%	9.19%	10.47%	6.76%
Adjustment due to goodwill, core deposit and other intangible assets	5.93%	6.36%	6.18%	6.41%	4.77%
Return on average tangible common equity (1)	16.13%	16.98%	15.37%	16.88%	11.53%
Adjustments as noted above	(0.03)%	(0.01)%	1.74%	(0.04)%	0.76%
Return on average tangible common equity excluding adjustments noted above (1)	16.10%	16.97%	17.11%	16.84%	12.29%

Allowance for credit losses on loans as a percent of total loans (20)	1.12%	1.17%	1.27%	1.12%	1.27%
Impact of excluding PPP loans from total loans	0.02%	0.03%	0.11%	0.02%	0.11%
Allowance as adjusted for the above exclusion of PPP loans from total loans (20)	1.14%	1.20%	1.38%	1.14%	1.38%

This information is preliminary and based on company data available at the time of the presentation.

PINNACLE FINANCIAL PARTNERS, INC. AND SUBSIDIARIES
SELECTED QUARTERLY FINANCIAL DATA – UNAUDITED

1. Ratios are presented on an annualized basis.
2. Net interest margin is the result of net interest income on a tax equivalent basis divided by average interest earning assets.
3. Total revenue is equal to the sum of net interest income and noninterest income.
4. Efficiency ratios are calculated by dividing noninterest expense by the sum of net interest income and noninterest income.
5. Troubled debt restructurings include loans where the Company, as a result of the borrower's financial difficulties, has granted a credit concession to the borrower (i.e., interest only payments for a significant period of time, extending the maturity of the loan, etc.). All of these loans continue to accrue interest at the contractual rate. Troubled debt restructurings do not include, beginning with the quarter ended March 31, 2020, loans for which the Company has granted a deferral of interest and/or principal or other modification pursuant to the guidance issued by the FDIC providing for relief under the Coronavirus Aid, Relief and Economic Security Act.
6. Average risk ratings are based on an internal loan review system which assigns a numeric value of 10 to 100 to all loans to commercial entities based on their underlying risk characteristics as of the end of each quarter. The risk rating scale was changed to allow for granularity, if needed, in criticized and classified risk ratings to distinguish accrual status or structural loan issues. A "10" risk rating is assigned to credits that exhibit Excellent risk characteristics, "20" exhibit Very Good risk characteristics, "30" Good, "40" Satisfactory, "50" Acceptable or Average, "60" Watch List, "70" Criticized, "80" Classified or Substandard, "90" Doubtful and "100" Loss (which are charged-off immediately). Additionally, loans rated "80" or worse that are not nonperforming or restructured loans are considered potential problem loans. Generally, consumer loans are not subjected to internal risk ratings.
7. Annualized net loan charge-offs to average loans ratios are computed by annualizing quarter-to-date net loan charge-offs and dividing the result by average loans for the quarter-to-date period.
8. Capital ratios are calculated using regulatory reporting regulations enacted for such period and are defined as follows:
Equity to total assets – End of period total stockholders' equity as a percentage of end of period assets.
Tangible common equity to tangible assets - End of period total stockholders' equity less end of period preferred stock, goodwill, core deposit and other intangibles as a percentage of end of period assets less end of period goodwill, core deposit and other intangibles.
Leverage – Tier I capital (pursuant to risk-based capital guidelines) as a percentage of adjusted average assets.
Tier I risk-based – Tier I capital (pursuant to risk-based capital guidelines) as a percentage of total risk-weighted assets.
Total risk-based – Total capital (pursuant to risk-based capital guidelines) as a percentage of total risk-weighted assets.
Classified asset - Classified assets as a percentage of Tier 1 capital plus allowance for credit losses.
Tier I common equity to risk weighted assets - Tier 1 capital (pursuant to risk-based capital guidelines) less the amount of any preferred stock or subordinated indebtedness that is considered as a component of Tier 1 capital as a percentage of total risk-weighted assets.
9. Book value per common share computed by dividing total common stockholders' equity by common shares outstanding. Tangible book value per common share computed by dividing total common stockholders' equity, less goodwill, core deposit and other intangibles by common shares outstanding.
10. Amounts are included in the statement of operations in "Gains on mortgage loans sold, net", net of commissions paid on such amounts.
11. At fair value, based on information obtained from Pinnacle's third party broker/dealer for non-FDIC insured financial products and services.
12. Core deposits include all transaction deposit accounts, money market and savings accounts and all certificates of deposit issued in a denomination of less than $250,000. The ratio noted above represents total core deposits divided by total funding, which includes total deposits, FHLB advances, securities sold under agreements to repurchase, subordinated indebtedness and all other interest-bearing liabilities.
13. Associate retention rate is computed by dividing the number of associates employed at quarter end less the number of associates that have resigned in the last 12 months by the number of associates employed at quarter end. Associate retention rate does not include associates at acquired institutions displaced by merger.
14. Adjusted pre-tax, pre-provision net revenue excludes the impact of ORE expenses and income, investment gains and losses on sales of securities, FHLB restructuring charges and hedge termination charges.
15. Represents investment gains (losses) on sales and impairments, net occurring as a result of gains or losses incurred as the result of a change in management's intention to sell a bond prior to the recovery of its amortized cost basis.
16. The dividend payout ratio is calculated as the sum of the annualized dividend rate for dividends paid on common shares divided by the trailing 12-months fully diluted earnings per common share as of the dividend declaration date.
17. Earnings from equity method investment includes the impact of the issuance of subordinated debt as well as the funding costs of the overall franchise. Income tax expense is calculated using statutory tax rates.
18. Tax effect calculated using the blended statutory rate of 26.14 percent.
19. Calculated using the same guidelines as are used in the Federal Financial Institutions Examination Council's Uniform Bank Performance Report.
20. Effective January 1, 2020 Pinnacle Financial adopted the current expected credit loss accounting standard which requires the recognition of all losses expected to be recorded over a loan's life.